Exhibit 99.1

  Millennium Reports First Quarter VELCADE(R) (bortezomib) for Injection Sales
          Up 51%, R&D Expenses Down 11% Compared to First Quarter 2004

 -- VELCADE approval in second-line multiple myeloma and clinical trial data demonstrate strength of products and pipeline for continued Company growth --

    CAMBRIDGE, Mass., April 28 /PRNewswire-FirstCall/ -- Millennium Pharmaceuticals, Inc. (Nasdaq: MLNM) today reported consolidated financial results for the quarter ended March 31, 2005 and confirmed financial guidance for 2005.
    "Millennium continues to establish a track record for achieving its financial goals by growing revenue and managing expenses," said Marsha Fanucci, chief financial officer and senior vice president of corporate strategy. "Millennium is balancing its 2006 non-GAAP profitability(1) goal with continued investment in its products and pipeline to create sustainable growth for shareholders."

    2005 First Quarter Results

    -- Net loss on a GAAP basis for the first quarter of 2005 was $36.4 million, or $0.12 per share, compared to $40.6 million, or $0.13 per share, for the first quarter of 2004. Non-GAAP net loss for the first quarter of 2005 was $26.8 million, or $0.09 per share, compared to $20.6 million, or $0.07 per share, for the first quarter of 2004.

    -- Total revenue for the first quarter of 2005 increased 34 percent to $123.7 million from $92.6 million in the first quarter of 2004.

    -- Net product sales of VELCADE in the first quarter of 2005 increased
       51 percent to $44.8 million from $29.6 million in the first quarter of 2004.

       -- Co-promotion revenue for INTEGRILIN(R) (eptifibatide) Injection decreased 10 percent to $42.8 million from $47.8 million in the first quarter of 2004. While co-promotion revenue declined, U.S. ex- factory sales of INTEGRILIN for the first quarter of 2005, as provided by the Company's collaborator, Schering-Plough Corporation, increased five percent to $71.4 million from $67.7 million in the first quarter of 2004. The decline in co-promotion revenue is due to a decrease in net expense reimbursement due from Schering-Plough to Millennium.

       -- Strategic alliance revenue for the first quarter of 2005 increased to $36.1 million from $15.1 million in the same quarter a year earlier. The increase is due primarily to milestone payments earned for the successful achievement of sales thresholds of VELCADE(R) (bortezomib) for Injection under the Company's collaboration with Ortho Biotech Products, L.P., a member of the Johnson & Johnson Family of Companies.

       -- Research & Development expenses for the first quarter of 2005 were reduced 11 percent to $86.2 million from $96.3 million in the first quarter of 2004. This decrease reflects the completion of the Company's phase III APEX trial for VELCADE in 2004, as well as continued resource management.

       -- Selling, General & Administrative expenses for the first quarter of 2005 increased 15 percent to $51.6 million from $44.8 million for the first quarter of 2004. This increase is the result of sales and marketing spend associated with preparation for the launch of VELCADE in an expanded label and the re-branding of INTEGRILIN launched at the American College of Cardiology (ACC) Annual Scientific Sessions in March.

       -- Other income, net for the first quarter of 2005 decreased to $1.9 million from $43.7 million in the first quarter of 2004. This difference reflects the final $40.0 million gain which was recognized in the first quarter of 2004 related to the Company's sale of its equity interest in Campath(R) (alemtuzumab) humanized monoclonal antibody.

       -- As of March 31, 2005, the Company had approximately $576.0 million of cash, cash equivalents and marketable securities. In January 2005, the Company paid $49.3 million to Schering-Plough for advances made to COR Therapeutics, Inc. prior to the merger of Millennium and COR. This cash balance does not reflect approximately $40.0 million the Company expects to receive in the second quarter of 2005 from Ortho Biotech and GlaxoSmithKline relating to milestones achieved. In addition, as of March 31, 2005, the Company had $105.5 million outstanding principal amount of convertible debt.

    2005 Financial Guidance

    The Company is reiterating its full-year financial guidance initially outlined in January 2005:

    -- VELCADE U.S. net products sales are expected to be in the range $185 million to $195 million.
    -- INTEGRILIN U.S. ex-factory sales, as reported by Schering-Plough, are expected to be in the range of $315 million to $330 million.
    -- Net loss on a GAAP basis is expected to be less than $155 million and on a non-GAAP basis is expected to be less than $100 million.

    -- Cash, cash equivalents, and marketable securities are expected to be greater than $500 million.

    First Quarter 2005 Highlights
    "Millennium continued to build momentum around its products and pipeline this quarter," said Mark Levin, chief executive officer. "We expect that the approval of VELCADE in second-line multiple myeloma will continue to fuel top-line growth of the Company while allowing physicians to increase familiarity with and confidence in the drug in an earlier line of therapy. In addition, clinical results of MLN2704 highlight the progress of our pipeline with the molecule indicating early clinical efficacy and safety in prostate cancer patients."

    VELCADE(R) (bortezomib) for Injection Highlights
    The U.S. Food and Drug Administration approved the Company's supplemental New Drug Application for VELCADE. The approval expanded the original VELCADE label to include the treatment of multiple myeloma (MM) patients who have received at least one prior therapy. VELCADE is the only drug therapy that has demonstrated a significant survival advantage as compared to a standard therapy in relapsed MM. The new indication significantly increases the number of U.S. patients who potentially could benefit from VELCADE. Earlier today, Ortho Biotech announced that the European Commission approved the use of VELCADE as monotherapy for MM patients who have received at least one prior therapy and who have already undergone or are unsuitable for bone marrow transplantation.

    In April, the Company and its research collaborator, Johnson & Johnson Pharmaceutical Research and Development, L.L.C. (J&JPRD), announced the presentation of clinical results from a series of investigator initiated trials of VELCADE in the front-line MM setting at the 10th Annual International Myeloma Workshop (IMW) in Sydney, Australia. Highlights of the data presented include overall response rates in the range of 67 percent to 95 percent and complete and near complete responses in the range of 13 percent to 32 percent. Toxicities in these studies were similar to those observed in other studies with VELCADE.

    Positive interim results from the front-line trials have led to three large, phase III registration-enabling trials in the front-line MM setting. In January, Millennium and J&JPRD announced the initiation of VISTA, a multicenter, Company-sponsored trial, comparing melphalan and prednisone (MP), a standard of care in the front-line MM treatment setting for non-transplant eligible patients, to VELCADE in combination with MP. In addition, the companies anticipate that two large, cooperative group phase III studies in the front-line MM transplant setting will be initiated in the second quarter of 2005.

    The Company announced the initiation of EVEREST, a multicenter phase IV clinical trial of VELCADE in MM patients who have previously responded to VELCADE and relapsed following a treatment-free remission. The purpose of this trial is to examine the potential for patients to benefit from VELCADE in multiple lines of therapy. Efficacy of retreatment with VELCADE will be assessed in terms of best confirmed M-protein response. To date there has been no known mechanism of resistance to VELCADE, and no new cumulative toxicity with extended therapy.

    In April, the Company and J&JPRD announced the initiation of a multicenter phase II clinical trial of VELCADE in non small cell lung cancer (NSCLC) patients with either advanced brochioloalveolar carcinoma (BAC) or adenocarcinoma with BAC features. These patients have progressed on or after receiving one to two lines of chemotherapy, one of which must have been an epidermal growth factor receptor tyrosine kinase inhibitor. This open-label study, entitled PEAK, will assess efficacy in terms of tumor response rate measured by Response Evaluation Criteria in Solid Tumors (RECIST) guidelines.

    The Journal of Clinical Oncology (JCO) published results from two clinical trials with VELCADE in patients with non-Hodgkin's lymphoma (NHL). The data, presented in part at the 2004 American Society of Clinical Oncology (ASCO) meeting, included encouraging findings from an ongoing phase II National Cancer Institute-sponsored study and final results from a phase II investigator-initiated study examining the potential role of VELCADE in patients with various forms of NHL. These data will be used to support the compendia listing process for VELCADE in mantle cell and follicular NHL.

    At the upcoming 41st Annual Meeting of ASCO scheduled for May 13-17 in Orlando, Florida, data will be available on VELCADE in MM, mantle cell lymphoma, prostate cancer, NSCLC, and small cell lung cancer. In particular, interim data will be available from the Company's phase II trial of single agent VELCADE in relapsed mantle cell patients. In addition, final data will be available from the Company's phase II trial in second-line NSCLC patients. The trial, referred to as 048, included one arm of single-agent VELCADE and a second arm of VELCADE in combination with docetaxel.

    Millennium and J&JPRD are investigating VELCADE in both hematologic and solid tumors in trials throughout the U.S. and Europe. VELCADE is currently available in 46 countries worldwide including the U.S., most of Europe, and a number of countries within Latin America and South-East Asia such as Argentina, China, Korea, Singapore and Thailand.

    INTEGRILIN(R) (eptifibatide) Injection Highlights
    Final results from the CLEAR Platelets study were published in Circulation:
Journal of the American Heart Association. The findings of the CLEAR Platelets trial suggest that using INTEGRILIN, a glycoprotein (GP) IIb-IIIa inhibitor, with clopidogrel may provide a superior treatment strategy versus clopidogrel alone to achieve optimal platelet inhibition in percutaneous coronary intervention (PCI). CLEAR Platelets results support the importance of adequate and sustained platelet inhibition in preventing heart muscle death following elective stenting.

    Data on the PROTECT and EARLY ACS trials as well as the EVENT registry were presented during a Health Science Communications Continuing Medical Education symposium entitled, "Optimal Treatment of ACS Patients Throughout the Spectrum of Risk" at the ACC Annual Scientific Sessions in Orlando, Florida. These data showed that GPIIb-IIIa inhibitors such as INTEGRILIN are pivotal components of the optimal treatment strategy for reducing risk of heart attack and death in patients undergoing PCI.

    Research & Development Highlights
    At the 2005 Prostate Cancer Symposium, Millennium announced final results from a phase I clinical trial of MLN2704, a novel deimmunized antibody conjugated to the toxin DM1, in patients with advanced hormone-refractory prostate cancer. The findings from this first-in-human single ascending dose trial indicated that the molecule was well tolerated and produced sustained anti-tumor activity. Out of the nine patients at the two highest doses of 263 and 343 mg/m2 in the trial, two patients achieved a greater than 50 percent decline in prostate specific antigen (PSA) that persisted for four weeks or more, and three patients achieved stable PSA. Of the four patients at the two highest doses evaluable for changes in measurable disease, three patients had stable disease and one patient achieved a measurable partial response according to the RECIST criteria. Based on the positive interim results of the phase I trial, the Company initiated a phase I/II multiple ascending dose trial in October 2003. Interim data from this ongoing multiple ascending dose trial evaluating MLN2704 will be available at the ASCO meeting.

    The Company announced an agreement with UCB Pharma to research, develop and commercialize new antibody therapeutics generated from two validated Millennium targets: a co-stimulatory molecule and a chemokine receptor. Under the terms of the agreement, UCB Pharma will be responsible for development activities and related costs through phase II studies. Millennium retains the option to co-develop and co-commercialize products with UCB Pharma, under a cost- and profit-sharing arrangement. UCB Pharma will make payments to Millennium upon achievement of certain clinical milestones. This agreement illustrates the plan of the Company to engage in strategic business relationships to monetize non-strategic developmental assets, and prosecute the pipeline more aggressively than it can on its own, while maintaining value of the assets.

    Organizational Highlights
    Millennium announced the promotions of Anna Protopapas, senior vice president, corporate development and David Schenkein, M.D., senior vice president, clinical research. Additionally, the Company announced the expanded roles of Nancy Simonian, M.D., senior vice president, clinical, regulatory and medical affairs and Abbie Celniker, Ph.D., senior vice president, research and development strategy and operations, and pharmaceutical sciences.

    Conference Call Reminder
    In conjunction with this news release, Millennium will host a live webcast of its conference call today, Thursday, April 28, 2005 at 8:30 AM ET. This webcast can be accessed by visiting the Investors section of the Company's website, http://www.millennium.com. Following the webcast, an archived version of the call will be available at the same address until 11:59 PM (ET) on Thursday, May 12, 2005.

    About VELCADE(R) (bortezomib) for Injection
    VELCADE is indicated for the treatment of multiple myeloma patients who have received at least one prior therapy. VELCADE is contraindicated in patients with hypersensitivity to bortezomib, boron, or mannitol.

    Risks associated with VELCADE therapy include new or worsening peripheral neuropathy, hypotension, cardiac disorders, gastrointestinal adverse events, thrombocytopenia and tumor lysis syndrome. Women of childbearing potential should avoid becoming pregnant while being treated with VELCADE.

    In 331 patients who were treated with VELCADE 1.3 mg/m2 dose in the phase III APEX study, the most commonly reported adverse events were asthenic conditions (61%), diarrhea (57%), nausea (57%), constipation (42%), peripheral neuropathy (36%), vomiting (35%), pyrexia (35%), thrombocytopenia (35%), psychiatric disorders (35%) and anorexia and appetite decreased (34%). Fourteen percent of patients reported at least one episode of grade 4 toxicity; the most common grade 4 toxicities were thrombocytopenia (4%), neutropenia (2%) and hypercalcemia (2%). A total of 144 patients on VELCADE (44%) reported serious adverse events (SAEs) during the study. The most commonly reported SAEs were pyrexia (6%), diarrhea (5%), dyspnea and pneumonia (4%) and vomiting (3%).

    VELCADE is being co-developed by Millennium and Johnson & Johnson Pharmaceutical Research & Development, L.L.C. Millennium is responsible for commercialization of VELCADE in the U.S.; Ortho Biotech and Janssen-Cilag are responsible for commercialization in Europe and the rest of the world. Janssen Pharmaceutical K.K. is responsible for commercialization in Japan.

    For more information about VELCADE clinical trials, patients and physicians can contact the Millennium Medical Product Information Department at 1-866-VELCADE (1-866-835-2233).

    About INTEGRILIN(R) (eptifibatide) Injection
    INTEGRILIN is indicated for the treatment of patients with acute coronary syndrome (unstable angina/non-ST-segment myocardial infarction), including patients who are to be managed medically and those undergoing percutaneous coronary intervention (PCI). It is also indicated in the United States for the treatment of patients at time of PCI, including in patients undergoing intracoronary stenting.

    INTEGRILIN is contraindicated in patients with a history of bleeding diathesis, or evidence of abnormal bleeding within the previous 30 days; severe hypertension (systolic blood pressure greater than 200 mm Hg or diastolic blood pressure greater than 110 mm Hg) not adequately controlled on antihypertensive therapy; major surgery within the preceding six weeks; history of stroke within 30 days, or any history of hemorrhagic stroke; current or planned administration of another parenteral glycoprotein (GP) IIb-IIIa inhibitor; dependency on renal dialysis; or known hypersensitivity to any component of the product.

    Bleeding is the most common complication encountered during INTEGRILIN therapy. The majority of excess major bleeding events were localized at the femoral artery access site. Oropharyngeal, genitourinary, gastrointestinal and retroperitoneal bleeding were also seen more commonly with INTEGRILIN compared to placebo.

    INTEGRILIN is co-promoted and co-developed by Millennium Pharmaceuticals, Inc. and Schering-Plough Corporation in the U.S. and is marketed by GlaxoSmithKline plc in Europe.

    About Millennium
    Millennium Pharmaceuticals, Inc., a leading biopharmaceutical company based in Cambridge, Mass., markets VELCADE(R) (bortezomib) for Injection, a novel cancer product, co-promotes INTEGRILIN(R) (eptifibatide) Injection, a market-leading cardiovascular product, and has a robust clinical development pipeline of product candidates. The Company's research, development and commercialization activities are focused in three therapeutic areas: oncology, cardiovascular, and inflammation. By applying its knowledge of the human genome, its understanding of disease mechanisms, and its industrialized drug discovery platform, Millennium is seeking to develop breakthrough products.

    This press release contains "forward-looking statements," including statements about the Company's growth, future operating results, discovery and development of products and strategic alliances. Various important risks may cause the Company's actual results to differ materially from the results indicated by these forward-looking statements, including: adverse results in its drug discovery and clinical development programs; failure to obtain patent protection for its discoveries; commercial limitations imposed by patents owned or controlled by third parties; the Company's dependence upon strategic alliance partners to develop and commercialize products and services based on its work; difficulties or delays in obtaining regulatory approvals to market products and services resulting from its development efforts; product withdrawals; competitive factors; difficulties or delays in manufacturing the Company's products; government and third party reimbursement rates; the commercial success of VELCADE and INTEGRILIN; achieving revenue consistent with internal forecasts; and the requirement for substantial funding to conduct research and development and to expand commercialization activities. For a further list and description of the risks and uncertainties the Company faces, see the reports it has filed with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

    Editors' Note: This press release is also available under the Media section of the Company's website at: http://www.millennium.com.

     Contacts:
     Media: Theresa McNeely (617) 679-7405
     Investors: Kyle Kuvalanka (617) 761-4734

    (1) Non-GAAP net loss and non-GAAP profitability are non-GAAP financial measures. With respect to forward-looking information presented on a non-GAAP basis, other than amortization expenses of approximately $34.0 million in each of the next two years and costs associated with the Company's 2003 restructuring effort between $5.0 million and $20.0 million in 2005, the Company is unable to provide a quantitative reconciliation because the items that would be excluded (which include the types of items reflected in the reconciliation of historic results and starting in 2006, stock-based compensation expense) are difficult to predict and estimate and are primarily dependent on future events. Please see the Form 8-K furnished on April 28, 2005 by the Company to the Securities and Exchange Commission for a discussion of why the Company believes these non-GAAP measures are useful to investors and the additional purposes for which management uses these measures.

                        Millennium Pharmaceuticals, Inc.
                 Condensed Consolidated Statements of Operations
                    (in thousands, except per share amounts)

                                                 Three Months Ended March 31,
                                                 ----------------------------
                                                   2005               2004
                                                 ---------         ----------
                                                          (unaudited)
    REVENUES:
    Net product sales                            $  44,795         $   29,648
    Co-promotion revenue                            42,826             47,826
    Revenue under strategic alliances               36,090             15,091
                                                 ---------         ----------
       Total revenues                              123,711             92,565
                                                 ---------         ----------
    COSTS AND EXPENSES:
    Cost of sales (excluding
     amortization)                                  14,581             15,771
    Research and development                        86,154             96,278
    Selling, general and administrative             51,637             44,829
                                                 ---------         ----------
       Total costs and expenses                    152,372            156,878
                                                 ---------         ----------
    OTHER INCOME (EXPENSE):
    Investment income, net                           4,442              6,388
    Interest expense                                (2,588)            (2,691)
    Gain on sale of equity interest in
     joint venture                                       -             40,000
                                                 ---------         ----------
       Total other income                            1,854             43,697
                                                 ---------         ----------
    NON - GAAP NET LOSS (Note 1)                 $ (26,807)        $  (20,616)
                                                 ---------         ----------
    Amortization of intangibles                     (8,500)            (8,378)
    Restructuring charges                           (1,107)           (11,593)
                                                 ---------         ----------
    NET LOSS                                     $ (36,414)        $  (40,587)
                                                 =========         ==========
    NON-GAAP NET LOSS PER SHARE                  $   (0.09)        $    (0.07)
                                                 ---------         ----------
    Amortization of intangibles                      (0.03)             (0.02)
    Restructuring charges                                -              (0.04)
                                                 ---------         ----------
    BASIC AND DILUTED NET LOSS PER SHARE         $   (0.12)        $    (0.13)
                                                 =========         ==========
    Weighted average shares, basic and
     diluted                                       306,590            303,412
                                                 =========         ==========
    Note 1: Amortization of intangibles and restructuring charges are deducted in accordance with generally accepted accounting principles in the United States ("GAAP") to arrive at GAAP reported net loss for the periods presented.

                      Condensed Consolidated Balance Sheets
                                 (in thousands)

                                                March 31,        December 31,
                                                  2005               2004
                                              ------------       ------------
                                                                   (audited)
    Cash, cash equivalents and marketable
     securities                               $    576,021       $    700,407
    Other current assets                           241,312            201,205
    Property and equipment, net                    212,132            220,115
    Restricted cash and other assets                24,222             25,641
    Goodwill and intangible assets, net          1,601,770          1,609,663
                                              ------------       ------------
            Total assets                      $  2,655,457       $  2,757,031
                                              ============       ============
    Current liabilities                       $    184,480       $    240,861
    Other long term liabilities                     51,649             57,263
    Capital lease obligations, net of
     current portion                                78,863             80,452
    Long term debt                                 105,461            105,461
    Stockholders' equity                         2,235,004          2,272,994
                                              ------------       ------------
       Total liabilities and

        stockholders' equity                  $  2,655,457       $  2,757,031
                                              ============       ============

SOURCE  Millennium Pharmaceuticals, Inc.
    -0-                             04/28/2005
    /CONTACT: Media: Theresa McNeely, +1-617-679-7405, or Investors: Kyle Kuvalanka, +1-617- 761-4734/
    /Company News On-Call: http://www.prnewswire.com/comp/114562.html/ /Web site: http://www.millennium.com/